[LOGO OMITTED]
ESTABLISHED 1923



ANCHIN, BLOCK & ANCHIN LLP
Accountants and Consultants

1375 Broadway
New York, New York 10018
(212) 840-9456
FAX (212) 840-7066






                                                           Exhibit (n)(1)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-133658 of Old Mutual 2100 Absolute Return Fund, L.L.C. on Form N-2 of our report for Old Mutual 2100 Absolute Return Master Fund, L.L.C. and Old Mutual 2100 Absolute Return Fund, L.L.C. dated October 17, 2006, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the caption "Independent Registered Public Accounting Firm" in the Prospectus.





                                        /s/ ANCHIN, BLOCK & ANCHIN, LLP


New York, New York
October 25, 2006